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                                                                     EXHIBIT 1


                             JOINT FILING AGREEMENT


         This will confirm the agreement by and among each of the undersigned that the Schedule 13G/A filed on or about this date with respect to the beneficial ownership of the undersigned of the shares of Common Stock, par value $.01 per share, of Troy Group, Inc. is being filed on behalf of each of the undersigned.

Dated: January 16, 2001            /s/ Patrick J. Dirk
                                   ---------------------------------
                                   Patrick J. Dirk


                                   /s/ Mary J. Dirk
                                   -----------------------------------
                                   Mary J. Dirk


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